Exhibit 99.1
News Release

International Game Technology Reports First Quarter Fiscal Year 2012 Results

First Quarter Summary and Highlights (compared to last year)

●	Total revenues decreased 1% to $446 million
●	International revenues increased 24% to $123 million
●	Operating income decreased 17% to $100 million
●	Gaming operations install base increased 6% to 55,600 units

(LAS VEGAS – Jan. 24, 2012) – International Game Technology (NYSE: IGT) today reported operating results for the fiscal first quarter ended December 31, 2011. GAAP income from continuing operations for the quarter was $50 million, or $0.17 per share, compared to $73 million, or $0.25 per share, in the same quarter last year. The prior year’s quarter was favorably impacted by $0.04 per share from certain discrete tax benefits and an investment gain. Adjusted income from continuing operations for the quarter was $50 million, or $0.17 per share, compared to $62 million, or $0.21 per share, in the same quarter last year.

“Our first quarter results – generating $100 million of operating income and over $160 million of Adjusted EBITDA – demonstrate the diversity we have built into our global business model and into our profitability.  Our international business and gaming operations business continue to show strength and our cost controls remain tight,” said Patti Hart, CEO of IGT. “We anticipate revenues and profit margins strengthening throughout the year and we remain on track to meet our fiscal year 2012 operating goals.”

Adjusted income from continuing operations and Adjusted EBITDA are non-GAAP measures.  GAAP to non-GAAP reconciliations are provided at the end of this release.

Consolidated Operations

Total revenues for the first quarter were $446 million, of which 59% was generated from gaming operations and 41% from product sales, compared to $451 million for the same quarter last year.  The lower revenue was mainly due to fewer new casino openings in North America.  Consolidated gross profit and operating income for the quarter were $252 million and $100 million, respectively, compared to $269 million and $120 million, respectively, in the prior year’s first quarter.  The decreases were primarily due to lower North America machine, part, and conversion sales.

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News Release

International Game Technology Reports 2012 First Quarter Results

Gaming Operations

First quarter revenues from gaming operations increased 5% to $265 million compared to $253 million for the same quarter last year, primarily due to increases in interactive, International lease operations and North America MegaJackpots®. Average revenue per unit per day in the first quarter was $53.11, up 1% over the prior year quarter.  Sequentially, average revenue per unit decreased 9% primarily due to a higher mix of lower-yielding units.

Gaming operations gross profit totaled $160 million in the first quarter compared to $159 million for the same quarter last year.  Gaming operations gross margin was 61% in the first quarter compared to 63% for the same quarter last year, primarily due to unfavorable interest rate changes on jackpot expense.

As of December 31, 2011, IGT’s gaming operations install base grew to 55,600 units, up 3,000 over the prior year and 1,700 units from September 30, 2011.  Increases in the install base were driven by an increase in North America lease operations, from the opening of Resorts World Casino New York City, and International lease operations in Latin America.

Product Sales

First quarter product sales revenues were $181 million, down 9% compared to the same quarter last year.  The company recognized 7,300 units in the quarter, down 12% from last year’s first quarter, primarily due to fewer new casino openings in North America.

Domestic average selling price increased 5% to $15,600 in the first quarter compared to the same quarter last year, mainly due to a higher mix of Universal Slant and G23 MLD sales. International average selling prices increased 20% to $16,200 for the first quarter, compared to the same quarter last year, primarily due to the prior year’s conversion of lower-priced Mexico lease units to for-sale units.

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News Release

International Game Technology Reports 2012 First Quarter Results

Gross profit in the first quarter decreased to $92 million compared to $111 million for the same quarter last year, primarily due to lower North America machine, part, and conversion sales.  Gross margin for the first quarter was 51% compared to 56% for the same quarter last year.  The decrease in gross margin primarily resulted from a less favorable product mix.

Operating Expenses and Other Income/Expense

First quarter operating expenses increased to $152 million, or 34% of revenues compared to $149 million, or 33% of revenues in the prior year quarter.  The increase was due to higher SG&A expenses, largely from the acquisition of Entraction, which was offset by lower depreciation and amortization, research and development and bad debt expense.

Other expense, net, in the first quarter totaled $21 million compared to $18 million in the prior year quarter, primarily attributable to the prior year investment gain.

Cash Flows, Balance Sheet and Capital Deployment

For the quarter ended December 31, 2011, IGT generated $65 million in cash from operations on net income of $49 million compared to $102 million in cash from operations on net income of $74 million in the prior year period.

Working capital increased to $926 million at December 31, 2011 compared to $875 million at September 30, 2011. As of December 31, 2011, cash equivalents and short-term investments (including restricted amounts) totaled $587 million and contractual debt obligations totaled $1.65 billion.  As of December 31, 2011, there were no outstanding borrowings under the company’s credit facility.

During the first quarter, the company repurchased 0.3 million shares of common stock at an average price of $16.74 per share for a total cost of $4 million.  Since the share repurchase program was announced on June 8, 2011, the company has repurchased 3.4 million shares of common stock at an average price of $15.83 per share for a total cost of $54 million.

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News Release

International Game Technology Reports 2012 First Quarter Results

References to per share amounts in this release are based on diluted shares of common stock, unless otherwise specified.

Outlook

Based on current expectations and the operating results for the first quarter of fiscal 2012, the company is reiterating its fiscal year 2012 guidance for adjusted earnings from continuing operations of $0.93 to $1.03 per share.

Earnings Conference Call

As previously announced on Jan. 5, 2012, IGT will host a conference call to discuss its First Quarter Fiscal Year 2012 earnings results on Tuesday, Jan. 24, 2012, at 5:00 a.m. PST. The access numbers are as follows:

Domestic callers dial +1 888-455-9723, passcode IGT
International callers dial +1 212-547-0311, passcode IGT

The conference call will also be broadcast live over the Internet. A link to the webcast is available at the IGT website: http://www.IGT.com/InvestorRelations.  The call will be archived until Wednesday, Feb. 1, 2012 at http://www.IGT.com/InvestorRelations, for those interested parties that are unable to participate during the live webcast.

A taped replay of the conference call will be available beginning at approximately 7:00 a.m. PST on Tuesday, Jan. 24, 2012. This replay will run through Wednesday, Feb. 1, 2012.  The access numbers are as follows:

Domestic callers dial +1 800-873-2151
International callers dial +1 203-369-3570

Q1 FY 2012 Excel file

Q1 FY 2012 PDF of this press release

© IGT. All rights reserved.

News Release

International Game Technology Reports 2012 First Quarter Results

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements that involve risks and uncertainties.  These statements include our expected future financial and operational performance (including our guidance for fiscal year 2012) and our strategic and operational plans.  Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance.  The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, general economic conditions and changes in economic conditions affecting the gaming industry; difficulties or delays in obtaining or maintaining necessary licenses or approvals; slow growth in the number of new gaming jurisdictions or new casinos or the rate of replacement of existing gaming machines; changes in operator or player preferences for our products; our ability to compete in the gaming industry with new or existing competitors; changes in laws or regulations affecting our business; our ability to develop and introduce new products and their acceptance by our customers; risks related to our international operations; our ability to protect our intellectual property; adverse results of litigation, including intellectual property infringement claims; risks related to business combinations, investments in intellectual property and the integration of acquisitions and the additional risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for fiscal 2011 filed with the SEC on November 30, 2011, and available on the SEC website at www.sec.gov and on the investor relations section of our website at www.IGT.com.  Additional information will also be set forth in our Quarterly Report on Form 10-Q for our fiscal quarter ended December 31, 2011, which we expect to file with the SEC in the first quarter of calendar 2012.  All information provided in this release is as of January 24, 2012, and IGT undertakes no duty to update this information.

About IGT

International Game Technology (NYSE: IGT) is a global leader in the design, development and manufacture of gaming machines and systems products, as well as online and mobile gaming solutions for regulated markets. More information about IGT is available at www.IGT.com or follow IGT on Twitter at @IGTNews or Facebook at www.facebook.com/IGT.

Contact:
Matt Moyer
Vice President, Investor Relations of IGT
+1 866-296-4232

© IGT. All rights reserved.

News Release

International Game Technology Reports 2012 First Quarter Results

CONSOLIDATED STATEMENTS OF INCOME (Unaudited and Condensed)

	Quarter Ended
	December 31,
	2011	2010
(In millions, except per share amounts)
Revenues
Gaming operations	$264.6	$252.9
Product sales	180.9	198.3
Total revenues	445.5	451.2

Costs and operating expenses
Cost of gaming operations	104.2	94.1
Cost of product sales	89.4	87.7
Selling, general and administrative	89.7	82.2
Research and development	46.9	48.9
Depreciation and amortization	15.4	18.1
Total costs and operating expenses	345.6	331.0

Operating income	99.9	120.2

Other income (expense)
Interest income	12.0	13.4
Interest expense	(30.0)	(35.4)
Other	(2.8)	4.3
Total other income (expense)	(20.8)	(17.7)

Income from continuing operations before tax	79.1	102.5
Income tax provision	28.8	29.7
Income from continuing operations	50.3	72.8

Income (loss) from discontinued operations, net of tax	(1.0)	0.9

Net income	$49.3	$73.7

Basic earnings (loss) per share
Continuing operations	$0.17	$0.25
Discontinued operations	-	-
Net income	$0.17	$0.25

Diluted earnings (loss) per share
Continuing operations	$0.17	$0.25
Discontinued operations	(0.01)	-
Net income	$0.16	$0.25

Weighted average shares outstanding
Basic	297.3	297.6
Diluted	299.0	298.8

© IGT. All rights reserved.

News Release

International Game Technology Reports 2012 First Quarter Results

CONSOLIDATED BALANCE SHEET (Unaudited and Condensed)

	December 31,	September 30,
	2011	2011
(In millions)
Assets
Current assets
Cash and equivalents	$484.7	$460.0
Restricted cash and investments	102.6	92.0
Jackpot annuity investments	62.3	63.2
Receivables, net	459.3	487.2
Inventories	96.1	73.0
Other assets and deferred costs	202.6	234.5
Total current assets	1,407.6	1,409.9
Property, plant and equipment, net	553.7	552.1
Jackpot annuity investments	324.0	324.6
Contracts and notes receivable, net	119.3	126.4
Goodwill and other intangibles, net	1,390.0	1,401.8
Other assets and deferred costs	358.9	339.6
Total Assets	$4,153.5	$4,154.4

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$100.2	$103.0
Jackpot liabilities, current portion	147.8	143.0
Dividends payable	17.9	17.8
Other accrued liabilities	216.1	270.9
Total current liabilities	482.0	534.7
Long-term debt	1,657.1	1,646.3
Jackpot liabilities	359.9	365.4
Other liabilities	165.9	163.2
Total Liabilities	2,664.9	2,709.6
Total Equity	1,488.6	1,444.8
Total Liabilities and Shareholders' Equity	$4,153.5	$4,154.4

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News Release

International Game Technology Reports 2012 First Quarter Results

CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited and Condensed)

	Three Months Ended
	December 31,
	2011	2010
(In millions)
Operating
Net income	$49.3	$73.7
Depreciation and amortization	54.6	55.1
Other non-cash items	23.2	17.2
Changes in operating assets and liabilities, excluding acquisitions:
Receivables	30.2	18.6
Inventories	(22.3)	(13.9)
Accounts payable and accrued liabilities	(57.0)	(54.8)
Jackpot liabilities	(5.9)	(22.9)
Income taxes, net of employee stock plans	(8.8)	22.0
Other assets and deferred costs	1.5	7.4
Net operating cash flows	64.8	102.4

Investing
Capital expenditures	(49.2)	(42.3)
Jackpot annuity investments, net	6.8	10.3
Changes in restricted cash	(10.7)	5.5
Loans receivable, net	7.4	6.9
Other	17.0	18.7
Net investing cash flows	(28.7)	(0.9)

Financing
Debt related proceeds (payments), net	-	(80.0)
Employee stock plans	8.7	5.5
Share repurchases	(4.4)	-
Dividends paid	(17.8)	(17.9)
Net financing cash flows	(13.5)	(92.4)

Foreign exchange rates effect on cash	2.1	1.2

Net change in cash and equivalents	24.7	10.3

Beginning cash and equivalents	460.0	158.4

Ending cash and equivalents	$484.7	$168.7

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News Release

International Game Technology Reports 2012 First Quarter Results

SUPPLEMENTAL DATA (Unaudited)

	Quarter Ended
	December 31,
Revenue Metrics	2011	2010
In millions, unless otherwise noted
Gaming Operations
Revenues	$264.6	$252.9
North America	219.6	218.0
International	45.0	34.9
Gross margin	61%	63%
North America	59%	61%
International	67%	71%
Installed base ('000)	55.6	52.6
North America	42.6	41.0
International	13.0	11.6
Average revenue per unit per day (0.00)	$53.11	$52.68
Product Sales
Revenues	$180.9	$198.3
North America	103.0	133.8
International	77.9	64.5
Machines	$115.7	$118.6
North America	59.1	75.5
International	56.6	43.1
Non-machine	$65.2	$79.7
North America	43.9	58.3
International	21.3	21.4
Gross margin	51%	56%
North America	53%	57%
International	48%	54%
Units recognized ('000)	7.3	8.3
North America	3.8	5.1
International	3.5	3.2
Units shipped ('000) [includes units where revenues deferred]	6.5	7.5
North America	3.5	4.5
New	0.7	1.4
Replacement	2.8	3.1
International	3.0	3.0
New	1.3	0.8
Replacement	1.7	2.2
Average revenue per unit ('000)	$24.8	$23.9
North America	27.1	26.2
International	22.3	20.2
Average machine sales price ('000)	$15.8	$14.3
North America	15.6	14.8
International	16.2	13.5

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News Release

International Game Technology Reports 2012 First Quarter Results

Reconciliations of GAAP to Non-GAAP Adjusted Measures (In millions, except EPS)

	Quarters Ended
	December 31,
	2011	2010
Adjusted Income from Continuing Operations
GAAP income from continuing operations	$50.3	$72.8

Investment gain (no tax effect)	-	(4.3)
Certain discrete tax items (benefits)	-	(7.0)
Total adjustments after tax	-	(11.3)
Adjusted income from continuing operations	$50.3	$61.5

Adjusted EPS from Continuing Operations
GAAP EPS from continuing operations	$0.17	$0.25

Investment gain	-	(0.01)
Certain discrete tax items (benefits)	-	(0.03)
Total adjustments	-	(0.04)
Adjusted EPS from continuing operations	$0.17	$0.21

Adjusted income from continuing operations and adjusted EPS from continuing operations are both supplemental non-GAAP financial measures commonly used by management and industry analysts to evaluate our financial performance.  Adjusted income from continuing operations should not be construed as an alternative to income from continuing operations, and adjusted EPS from continuing operations should not be construed as an alternative to EPS from continuing operations, as indicators of our operating performance determined in accordance with generally accepted accounting principles.  All companies do not calculate adjusted income from continuing operations or adjusted EPS from continuing operations in the same manner, and IGT's presentation may not be comparable to that of other companies.

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News Release

International Game Technology Reports 2012 First Quarter Results

	Quarter Ended
	December 31,
	2011	2010
Adjusted EBITDA

GAAP Income from continuing operations	$50.3	$72.8
Other (income) expense, net	20.8	17.7
Income tax provision	28.8	29.7
Depreciation and amortization	54.6	53.4
Other charges:
Share-based compensation	8.2	11.4
Adjusted EBITDA	$162.7	$185.0

Adjusted EBITDA (income/loss from continuing operations before interest and other non-operating income/expense-net, income tax provision, depreciation and amortization, and other charges noted in the reconciliation) is a supplemental non-GAAP financial measure used by our management and commonly used by industry analysts to evaluate our financial performance.  Adjusted EBITDA provides useful information to investors regarding our ability to service debt and is a commonly used financial analysis tool for measuring and comparing gaming companies in several areas of liquidity, operating performance, valuation and leverage.  Adjusted EBITDA should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with GAAP (generally accepted accounting principles).  All companies do not calculate Adjusted EBITDA in the same manner and IGT's presentation may not be comparable to those presented by other companies.

	Three Months Ended
	December 31,
	2011	2010
Free Cash Flow

GAAP net operating cash flows	$64.8	$102.4
Investment in property, plant and equipment	(9.8)	(1.4)
Investment in gaming operations equipment	(39.0)	(40.6)
Investment in intellectual property	(0.4)	(0.3)
Free Cash Flow (before dividends)	15.6	60.1
Dividends paid	(17.8)	(17.9)
Free Cash Flow (after dividends)	$(2.2)	$42.2

Free cash flow is a supplemental non-GAAP financial measure used by our management and commonly used by industry analysts to evaluate the discretionary amount of our operating cash flows.  Net operating cash flows are reduced by capital expenditures and/or dividends paid.  Free cash flow should not be construed as an alternative to net operating cash flows or other cash flow measurements determined in accordance with GAAP (generally accepted accounting principles).  All companies do not calculate free cash flow in the same manner and IGT's presentation may not be comparable to those presented by other companies.

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News Release

International Game Technology Reports 2012 First Quarter Results

Additional Guidance Disclosure

In this release, we provide guidance on adjusted EPS from continuing operations for the 2012 fiscal year.  At this time, we have not identified any specific adjustments to GAAP EPS from continuing operations for the 2012 fiscal year.  Accordingly, we have not provided a reconciliation of GAAP EPS from continuing operations to adjusted EPS from continuing operations for the 2012 fiscal year.  Adjustments to EPS from continuing operations are typically non-recurring or non-operating in nature.  For historical examples of these adjustments, please refer to the reconciliation table of GAAP EPS from continuing operations to Adjusted EPS from continuing operations for the quarters ended December 31, 2011 and 2010.

Adjusted EPS from continuing operations for the fiscal year is a supplemental non-GAAP financial measure commonly used by management and industry analysts to evaluate our financial performance.  Adjusted EPS from continuing operations should not be construed as an alternative to EPS from continuing operations as an indicator of our operating performance determined in accordance with generally accepted accounting principles.  All companies do not calculate adjusted EPS from continuing operations in the same manner, and IGT’s presentation may not be comparable to that of other companies.  The guidance provided in this release is as of January 24, 2012, and IGT undertakes no duty to update this guidance.

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